                                                             EXHIBIT 4(f)(39)


                                SECOND AMENDMENT
                                       TO
                      AMENDED AND RESTATED CREDIT AGREEMENT

     This SECOND AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT ("Second Amendment") is made as of this 10th day of June, 2002 by and among Credit Acceptance Corporation, a Michigan corporation ("Company"), the Permitted Borrowers signatory hereto (each, a "Permitted Borrower" and collectively, the "Permitted Borrowers"), Comerica Bank and the other banks signatory hereto (individually, a "Bank" and collectively, the "Banks") and Comerica Bank, as agent for the Banks (in such capacity, "Agent").


                                    RECITALS

     A. Company, Permitted Borrowers, Agent and the Banks entered into that certain Amended and Restated Credit Acceptance Corporation Credit Agreement dated as of June 11, 2001 (as amended by First Amendment dated as of March 8, 2002, the "Credit Agreement") under which the Banks renewed and extended (or committed to extend) credit to the Company and the Permitted Borrowers, as set forth therein.

     B. The Company and the Permitted Borrowers have requested that Agent and the Banks agree to certain amendments to the Credit Agreement and Agent and the Banks are willing to do so, but only on the terms and conditions set forth in this First Amendment.

     NOW, THEREFORE, Company, Permitted Borrowers, Agent and the Banks agree:

     1. Section 1 of the Credit Agreement is hereby amended by amending and restating, or adding (as applicable), the following definitions:

          "CAC South Dakota" shall mean Credit Acceptance Corporation of South Dakota, Inc., a South Dakota corporation.

          "Domestic Subsidiary" shall mean those Subsidiaries of the Company incorporated under the laws of the United States of America, or any state thereof, other than the US LLC, so long as it is a Subsidiary of a Foreign Subsidiary. [CHANGES FROM EXISTING DEFINITION SHOWN IN ITALICS]

          "Funding Conditions" shall mean those conditions required to be satisfied prior to or concurrently with the funding of any Future Debt, as follows:

          (a) Within a period of one hundred eighty (180) days prior to the date any such Debt is incurred, Company shall have provided to the Agent and the Banks a Consolidated plan and financial projections meeting the requirements therefor as set forth in
               Section 7.3(i) of this Agreement and demonstrating that the Company would be in compliance with the financial covenants set forth in Sections 7.4 through 7.7 hereof and the Borrowing Base Limitation, if applicable, were such Debt outstanding during the applicable reporting periods;

          (b) Both immediately before and immediately after such additional Debt is incurred, no Default or Event of Default (whether or not related to such additional Debt, and taking into account the incurring of such additional Debt) has occurred and is continuing;

          (c) If such additional Debt shall be issued pursuant to loan documents containing covenants which are more restrictive than the covenants contained in this Agreement, Company shall, upon the written request of the Majority Banks, enter into amendments to this Agreement to extend the benefit of such covenants to the Banks;

          (d) Concurrently with the incurring of such additional Debt, the proceeds of such Debt, net of third party expenses incurred by the Company in connection with the issuance of such Debt, shall be applied to reduce (i) the principal balance outstanding under other Future Debt then outstanding or (ii) the principal balance outstanding under the Revolving Credit (to the extent then outstanding, and including the aggregate amount of drawings made under any Letter of Credit for which the Agent has not received full payment), subject to the right to reborrow in accordance with this Agreement; provided, however, that to the extent that on the date any reduction of the principal balance outstanding under the Revolving Credit shall be required under this clause
               (d), the Indebtedness under the Revolving Credit is being carried, in whole or in part, at the Eurocurrency-based Rate and no Default or Event of Default has occurred and is continuing, the Company may, after prepaying that portion of the Indebtedness then carried at the Prime-based Rate, deposit the amount of such required principal reductions in a cash collateral account to be held by the Agent, for and on behalf of the Banks (which shall be an interest-bearing account), on such terms and conditions as are reasonably acceptable to Agent and the Majority Banks and, subject to the terms and conditions of such cash collateral account, sums on deposit therein shall be applied (until exhausted) to reduce the principal balance of the Revolving Credit on the last day of each Interest Period attributable to the applicable Eurocurrency-based Advances of the Revolving Credit (subject to the right to reborrow, as aforesaid); and

          (e) If such additional Debt is to be secured, the applicable Lien shall arise only pursuant to the Security Agreement and/or the other Collateral Documents and each of the holders of such Debt shall become a party to the Intercreditor Agreement and shall execute and deliver such additional or related Loan Documents as reasonably requested by the Agent.

          "Future Debt" shall mean Debt evidenced by Long Term Notes; provided that the aggregate principal amount of all such Debt outstanding at any time from and after the date hereof shall not exceed One Hundred Fifty Million Dollars ($150,000,000); and provided further that, at the time any such Debt is incurred, the Funding Conditions have been satisfied. For the purposes of this definition, "Long Term Notes" shall mean unsecured or secured non-revolving promissory notes to be issued by the Company, which Debt shall have a term extending at least beyond the Revolving Credit Maturity Date then in effect, have an amortization schedule not greater than level amortization to maturity (but with no principal payments required for a period of at least 12 months) and have no requirement for mandatory early repayment except (x) upon default, (y) following a change in control or (z) following the sale of any material portion of the assets of the Company or any of its Subsidiaries, to the extent of the proceeds of such sale.

          "Program Agreement" shall mean that certain Auto Finance Alliance Program Agreement between the Company and a certain finance company dated as of May 6, 2002, as previously approved by the requisite Banks (the "Existing Agreement"), and each other agreement providing for the transfer to Program Participants of eligible Installment Contracts satisfying the applicable credit guidelines in effect under such agreement, on substantially the terms of the Existing Agreement (as determined by the Agent, in its reasonable discretion), as such agreements may be amended (subject to the terms hereof) from time to time.

          "Program Contract(s)" shall mean eligible Installment Contracts satisfying basic credit guidelines applicable under a Program Agreement from time to time in effect generated by the Company's Dealers and transferred to the Company or a Subsidiary, for further transfer to a Program Participant.

          "Program Participant" shall mean that certain finance company which is a party to the Existing Finance Agreement (defined in the definition of "Program Agreement") and such other Persons which contract with the Company or a Subsidiary, from time to time, under a Program Agreement.

          "Program Transfer" shall mean the transfer by the Company or a Subsidiary to a Program Participant of a Program Contract.

          "Scottish Partnership" shall mean a partnership established by the Company under the law of Scotland pursuant to the UK Restructuring and which is a wholly-owned Subsidiary of the Company. [CHANGES FROM EXISTING DEFINITION SHOWN IN ITALICS]

          "Security Agreement" is defined in the definition of Collateral Documents.

          "Stapled Stock Restructuring" shall mean a series of transfers, mergers, amalgamations and similar transactions involving ownership interests (but not involving any transfers of Advances to Dealers, Installment Contracts or other financial assets, or similar transactions) among the Company and its Subsidiaries, including without limitation the formation of a new wholly-owned Subsidiary under the laws of the Turks & Caicos Islands ("T&C Subsidiary"), which will be "stapled" to the Company's existing Domestic Subsidiary, CAC South Dakota (such that the shares of each stapled Subsidiary cannot be transferred without the other), the formation of a limited liability company as a

          Subsidiary of the T&C Subsidiary or CAC South Dakota and the transfer by the Company to CAC Scotland (or its Subsidiaries) of all of the share capital of CAC Ireland and CAC Canada, such transactions resulting in the restructuring of the ownership of the Company's Foreign Subsidiaries as shown on Exhibit R to the Credit Agreement.

          "T&C Subsidiary" is defined in the definition of Stapled Stock Restructuring.

          "UK Restructuring" shall mean (i) the creation by the Company of the Scottish Partnership, the Luxembourg Subsidiary and the English Special Purpose Subsidiary, (ii) the Company's capitalization of the Scottish Partnership with CAC UK stock, (iii) Intercompany Loans from time to time from the Company to the Scottish Partnership, directly, or indirectly through one or more holding companies, in an amount substantially equivalent to the fair market value of assets being transferred to the English Special Purpose Subsidiary at such time by CAC UK, provided that such Intercompany Loans are substantially contemporaneously repaid pursuant to clauses (ix) and (x) of this definition, (iv) the contribution of a nominal amount of capital to the Luxembourg Subsidiary, (v) the contributions to capital by the Scottish Partnership to the English Special Purpose Subsidiary out of the proceeds of the Company's contemporaneous loan to the Scottish Partnership under clause (iii) of this definition, (vi) Intercompany Loans from time to time by the Scottish Partnership to the Luxembourg Subsidiary out of the proceeds of the Company's contemporaneous loan to the Scottish Partnership under clause (iii) of this definition,
          (vii) Intercompany Loans from time to time by the Luxembourg Subsidiary to the English Special Purpose Subsidiary substantially equal to the contemporaneous loans made to the Luxembourg Subsidiary by the Scottish Partnership, (viii) transfers from time to time of Advances to Dealers (and its rights in the related Installment Contracts or Leases) by CAC UK to the English Special Purpose Subsidiary for cash consideration in an amount substantially equivalent to the fair market value of the assets being transferred to the English Special Purpose Subsidiary at such time by CAC UK, (ix) dividends from CAC UK to Scottish partnership in an amount substantially equal to the cash received by CAC UK in exchange for the assets transferred at such time to the English Special Purpose Subsidiary, and (x) repayments from time to time of the Intercompany Loans (referred to in clause (iii) of this definition) by the Scottish Partnership to the Company, directly, or indirectly through one or more holding companies. [CHANGES FROM EXISTING DEFINITION ARE SHOWN IN ITALICS]

          "US LLC" shall mean that certain limited liability company chartered in the United States and established as part of the Stapled Stock Restructuring.

     2. Section 1 of the Credit Agreement is further amended by amending the following definitions in the manner set forth below:

          "Advances to Dealers" is amended by adding, to the end of clause (a) (after the word "discharged", but before the word "or") the words "any such advances (and the related Installment Contracts, if any) made to a Dealer in connection with a Program Contract".

          Clause (a) of the definition of "Collateral" is amended to add in the eighth line thereof (following the words "of Dealers under Dealer Agreement", after the parenthetical but before the comma) the words "and all Program Agreements (but excluding any Program Contracts, it being understood that the security interest in Program Agreements shall be subject to the rights of the Program Participants under the Program Agreements)".

          Clause (e) of the definition of "Collateral" is amended and restated in its entirety, as follows:

               "(e) subject to Section 7.23 hereof, one hundred percent (100%) of the share capital of T&C Subsidiary and of CAC South Dakota (whether or not constituting a Significant Domestic Subsidiary) and, until released pursuant to Section 7.23 hereof or otherwise, not less than sixty-five percent (65%) of the share capital of CAC Canada, CAC Ireland and each other Foreign Subsidiary which is owned directly by the Company or a Domestic Subsidiary and which is a Significant Subsidiary,"

          Existing clause (v) of the definition of "Collateral Documents" is redesignated as clause (vi) and new clause (v) is added to the definition of Collateral Documents, as follows:

               "(v) those certain lien, charge or other security documents executed and delivered, or to be executed and delivered hereunder in order to encumber 65% of the outstanding share capital of CAC Canada and CAC Ireland (to be released in accordance with Section
               7.23 hereof) and, concurrently with the consummation of the Stapled Stock Restructuring, 100% of the share capital of the T&C Subsidiary, executed and delivered (or to be executed and delivered) by the Company or any of its subsidiaries and delivered to the Agent, as Collateral Agent (as aforesaid) and".

          "Consolidated Net Income" is amended to add, at the end of clause (d) thereof (immediately preceding the semicolon) the words "and the non-cash effect of stock option expense (whether constituting a gain or a loss).

          "Permitted Guaranties" is amended to add, at the end of such definition (immediately preceding the period) the words "and (v) Guarantee Obligations arising out of terms of any Program Agreement requiring the repurchase of a Program Contract with respect to which there has been a breach of covenant or representation under the Program Agreement".

          "Permitted Transfer(s)" is amended to add, at the end of such definition (immediately preceding the period) the words "and (v) any transfer of funds or other property paid as a dividend by a Subsidiary to the Company or any other Subsidiary to the extent permitted by clause (i) of Section 8.15 hereof".

          The reference in "Revolving Credit Maturity Date" to June 10, 2002, is changed to June 9, 2003.

          The proviso to the definition of "Significant Subsidiary(ies)" is amended to add, after the words "Scottish Partnership", the words ", the US LLC (so long as it is considered a Foreign Subsidiary hereunder)".

     3. Section 2.13(b) of the Credit Agreement is amended to add, in the first line thereof (after the word "day") the words ", through but not after June 10, 2002," and to amend and restate, in its entirety, the third sentence of said Section, as follows:

          "The Utilization Fee shall be computed on the basis of a year of three hundred sixty (360) days and assessed for the actual number of days elapsed through (but not after) June 10, 2002, and shall be payable in arrears commencing July 1, 2001 (in respect of the prior fiscal quarter or portion thereof) and on the first day of each fiscal quarter thereafter and on June 10, 2002, but not thereafter."

     4.   Section 7 of the Credit Agreement is amended as follows:

          (a)  The preamble to Section 7 is amended to change the reference to
               Section 7.22 (in the third line thereof) to Section 7.23.

          (b) Section 7.1(iii) is amended and restated in its entirety as follows:

               "(iii) continue to engage only in the businesses as substantially now conducted by the Company and its Subsidiaries and businesses reasonably related thereto;".

          (c) New Section 7.23 (Stapled Stock Restructuring) is added, as follows:

               "7.23 Stapled Stock Restructuring. Concurrently with the consummation of the Stapled Stock Restructuring, the Company shall:

               (a) transfer its existing sixty-five percent (65%) in aggregate partnership interests of the Scottish Partnership presently encumbered for the benefit of the Lenders under that certain Assignation in Security dated September 10, 2001 subject to such Assignation, and/or cause the T&C Subsidiary to execute and deliver to the Collateral Agent, for the benefit of the Lenders, a new Assignation encumbering such 65% in aggregate partnership interests, on substantially the terms of the existing Assignation, and execute (or re-execute) or cause to be executed (or re-executed) any related documentation required under local law;

               (b) Execute and deliver, in favor of the Collateral Agent, for the benefit of the Lenders, a security interest and pledge encumbering 100% of the outstanding share capital of the

                    T&C Subsidiary and cause the T&C Subsidiary to become partners (by joinder) to the Domestic Guaranty; and

               (c) Execute and deliver, in favor of the Collateral Agent, for the benefit of the Lenders, a security interest and pledge encumbering 100% of the issued and outstanding share capital of CAC South Dakota and cause CAC South Dakota to become a party (by joinder) to the Domestic Guaranty, in each case whether or not the T&C Subsidiary or CAC South Dakota shall then constitute Significant Subsidiaries hereunder; provided, however, that contemporaneously with satisfaction of the requirements set forth in clauses (a) through (c) of this
               Section 7.23, the Collateral Agent shall have released and discharged (or caused to be released and discharged) the lien and charge, existing as of the Second Amendment Effective Date, on the Company's entire interest in the share capital of CAC Canada and CAC Ireland.

     5.   Section 8 of the Credit Agreement is amended as follows:

          (a) The preamble to Section 8 is amended to add, after the reference to Section 8.14 (in the fourth line thereof) the words "and 8.15".

          (b) Section 8.3 (Mergers or Dispositions) is amended to add, (i) after the word "thereof" (in the second line thereof), the words "or a merger pursuant to the Stapled Stock Restructuring, (ii) after the words "UK Restructuring (in the fourth and fifth lines thereof), the words "or the Stapled Stock Restructuring and except for Program Transfers" and (iii) in the fifth line thereof (after the word "thereto") the parenthetical phrase "(except in the case of Program Transfers)".

          (c) Clause (g)(v) of Section 8.5 is amended to add, after the word "Company", the words ", another Foreign Subsidiary".

          (d) Section 8.7 is amended to add, in clause (iii) thereof (after the words "UK Restructuring"), the words "or the Stapled Stock Restructuring".

          (e) Clause (d)(i) of Section 8.8 is amended to add at the end of such clause, after the words "UK Restructuring" (preceding the comma), the words "or the restructuring of the ownership of the Company's Subsidiaries (but without the transfer of any cash or other property other than to the extent necessary, upon formation, to meet minimum capitalization requirements, if any, under applicable law) pursuant to the Stapled Stock Restructuring, as shown on Exhibit R hereto, and Intercompany Loans, Advances and Investments made to the Company or another Subsidiary by a Foreign Subsidiary pursuant to the Stapled Stock Restructuring", and clause (d)(ii) of Section 8.8 is amended to add, after the words "to or in" (in the first line of such clause), the words "the Company or" and clause (d)(iii) of Section 8.8 is amended to add after the words "UK Restructuring", the words "or the Stapled Stock Restructuring".

          (f) Clause (g) of Section 8.8 is amended to add, at the end of said Section (following the word "Investment"), the words "or any Investment in Program Contracts which is not prohibited by
               Section 8.18 hereof or in Installment Contracts required to be repurchased by the Company or a Subsidiary under a Program Agreement.

          (g) Section 8.9 is amended to add, after the words "Permitted Securitization" (in clause (iii) thereof) the words "or a Program Transfer".

          (h) Section 8.11 is amended to add, after the words "purchase money Debt" (in the seventh line thereof), the words "and other than pursuant to any Program Agreement, but only to the extent of the Program Contacts to be transferred to the Program Participant thereunder."

          (i)  New Section 8.18 ("Program Agreements") is added, as follows:

               "Program Agreements. (a) Amend, modify or otherwise alter (or suffer to be amended, modified or altered), any Program Agreement or any other document or instrument relating thereto unless (i) not less than three (3) Business Days prior to the Effective Date of any such amendment or modification, Company has provided written notice to Agent (accompanied by a copy of any such proposed amendment or modification and reasonable supporting information) and (ii) any such amendment, modification or alteration could not reasonably be expected to have a Material Adverse Effect (as reasonably determined by the Agent) or is approved by the Majority Banks; and

               (b) make an Investment or otherwise provide funds, directly or indirectly, in an aggregate amount at any time outstanding in excess of $2,000,000 to Company's Dealers in connection with the origination of Program Contracts or Program Transfers, except to the extent such funds are obtained, in cash, from the applicable Program Participant prior to any such Investment or other provision of funds, or make any commitment to a Program Participant to do so."

     6. Section 9.1(i) of the Credit Agreement is amended and restated in its entirety, as follows:

          (i) (a) Any Person or group of Persons (within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended), other than Donald Foss, his wife and children or trust(s) established for his or their benefit, shall acquire beneficial ownership (within the meaning of Rule 13d-3 promulgated under such Act) of more than 50% of the outstanding securities (on a fully diluted basis and taking into account any securities or contract rights exercisable, exchangeable or convertible into equity securities) of the Company having voting rights in the election of directors under normal circumstances; or (b) a majority of the members of the Board of Directors of the Company shall cease to be Continuing Members. For purposes of the foregoing; "Continuing Member" means a member of the Board of Directors of the Company who either (i) was a member of the

               Company's Board of Directors on the day before the Second Amendment Effective Date (as defined in the Second Amendment) and has been such continuously thereafter or (ii) became a member of such Board of Directors after the day before the Second Amended Effective Date and whose election or nomination for election was approved by a vote of the majority of the Continuing Members who are then members of the Company's Board of Directors; or (c) there shall occur a "Change in Control" (or equivalent event thereunder) under the documents relating to the Senior Debt (if then outstanding) or any Future Debt then outstanding; or".

     7. Replacement Exhibit D, setting forth the Percentages (in the form of Attachment 1 to this Second Amendment), shall replace existing Exhibit
          D. New Exhibit R (in the form of Attachment 2 to this Second Amendment) is added to the Credit Agreement.

     8. This Second Amendment shall become effective, according to the terms and as of the date hereof ("Second Amendment Effective Date"), upon satisfaction by the Company and the Permitted Borrowers of the following conditions:

          (a) Agent shall have received counterpart originals of this Second Amendment, together with counterpart originals of amendments to the Security Agreement and the Intercreditor Agreement (collectively, the "Loan Document Amendments") in each case duly executed and delivered by Company, the Permitted Borrowers and the requisite Banks, as applicable, in each case in form satisfactory to Agent, the Collateral Agent and the Banks;

          (b) Agent shall have received from the Company and each of the Permitted Borrowers a certification (i) that all necessary actions have been taken by such parties to authorize execution and delivery of this Second Amendment and the Loan Document Amendments, supported by such resolutions or other evidence of corporate authority or action as reasonably required by Agent and the Majority Banks and that no consents or other authorizations of any third parties are required in connection therewith; and
               (ii) that, after giving effect to this Second Amendment, no Default or Event of Default has occurred and is continuing on the proposed effective date of the Second Amendment; and

          (c) Company shall have paid (i) to the Banks (or to the Agent for prompt distribution to the Banks) an amendment and extension fee in the amounts shown on the attached pricing schedule (see Attachment 3), (ii) to the Lead Arranger (for its sole account), any arranger's fee due under any fee letter in effect on the date hereof, and (iii) to the Agent (for its sole account), any agency fee due under any fee letter in effect on the date hereof.

          If the foregoing conditions have not been satisfied or waived on or before June 10, 2002, this Second Amendment shall lapse and be of no further force and effect.

     9. Each of the Company and the Permitted Borrowers ratifies and confirms, as of the date hereof and after giving effect to the amendments contained herein, each of the representations and warranties set forth in Sections 6.1 through 6.21, inclusive, of the

          Credit Agreement and acknowledges that such representations and warranties are and shall remain continuing representations and warranties during the entire life of the Credit Agreement.

     10. Except as specifically set forth above, this Second Amendment shall not be deemed to amend or alter in any respect the terms and conditions of the Credit Agreement, any of the Notes issued thereunder or any of the other Loan Documents, or to constitute a waiver by the Banks or Agent of any right or remedy under or a consent to any transaction not meeting the terms and conditions of the Credit Agreement, any of the Notes issued thereunder or any of the other Loan Documents.

     11. Unless otherwise defined to the contrary herein, all capitalized terms used in this Second Amendment shall have the meaning set forth in the Credit Agreement.

     12. This Second Amendment may be executed in counterpart in accordance with Section 13.10 of the Credit Agreement.

     13. Comerica Bank - Canada having been designated by Comerica Bank, in its capacity as Swing Line Bank (and as a Bank) under the Credit Agreement to fund Comerica Bank's advances in C$ pursuant to Section 11.12 of the Credit Agreement, has executed this Second Amendment to evidence its approval of the terms and conditions thereof.

     14. This Second Amendment shall be construed in accordance with and governed by the laws of the State of Michigan.

                     [SIGNATURES FOLLOW ON SUCCEEDING PAGES]

                                                                EXHIBIT 4(f)(39)

  WITNESS the due execution hereof as of the day and year first above written.



COMERICA BANK,                           CREDIT ACCEPTANCE
 as Agent                                CORPORATION


By: /s/ Caryn Dorfman                    By: /s/ Douglas W. Busk
   --------------------------------         ------------------------------------

Its: Assistant Vice President            Its: Chief Financial Officer
    -------------------------------          -----------------------------------
One Detroit Center
500 Woodward Avenue
Detroit, Michigan 48226
Attention: Caryn Dorfman


COMERICA BANK - CANADA                   CREDIT ACCEPTANCE
                                         CORPORATION UK LIMITED


By: /s/ Robert Rosen                     By: /s/ Douglas W. Busk
   --------------------------------         ------------------------------------

Its: Vice President                      Its: Chief Financial Officer
    -------------------------------          -----------------------------------

                                         CAC OF CANADA LIMITED

                                         By: /s/ Douglas W. Busk
                                            ------------------------------------

                                         Its: Chief Financial Officer
                                             -----------------------------------


                                         CREDIT ACCEPTANCE
                                         CORPORATION IRELAND LIMITED


                                         By: /s/ Douglas W. Busk
                                            ------------------------------------

                                         Its: Chief Financial Officer
                                             -----------------------------------

BANKS:


COMERICA BANK                            BANK OF AMERICA, N.A.


By: /s/ Caryn Dorfman                    By: /s/ Shelly K. Harper
   --------------------------------         ------------------------------------

Its: Assistant Vice President            Its: Principal
    -------------------------------          -----------------------------------


LASALLE BANK NATIONAL                    NATIONAL CITY BANK OF
ASSOCIATION                              MICHIGAN/ILLINOIS


By: /s/ Daniel Garces                    By: /s/ Harve C. Light
   --------------------------------         ------------------------------------

Its: Assistant Vice President            Its: Vice President
    -------------------------------          -----------------------------------


HARRIS TRUST AND SAVINGS BANK


By: /s/ Michael Cameli
   --------------------------------

Its: Vice President
    -------------------------------


FIFTH THIRD BANK (EASTERN MICHIGAN)


By: /s/ Michael Dolson
   --------------------------------

Its: Vice President
    -------------------------------

                                 ATTACHMENT 1 TO
                      SECOND AMENDMENT TO CREDIT AGREEMENT


                                REVISED EXHIBIT D

                                   PERCENTAGES



================================================================================
                    BANKS                     COMMITMENT         PERCENTAGES
================================================================================
Comerica Bank                                 $30,000,000        22.22222222%
================================================================================

Bank of America, N.A.                         $30,000,000        22.22222222%
================================================================================

LaSalle National Bank                         $20,000,000        14.81481481%
================================================================================

Harris Trust and Savings Bank                 $20,000,000        14.81481481%
================================================================================

National City Bank of Michigan/Illinois       $20,000,000        14.81481481%
================================================================================

Fifth Third Bank                              $15,000,000         11.1111111%
================================================================================

TOTAL                                        $135,000,000             100.00%
================================================================================

                                 ATTACHMENT 3 TO
                      SECOND AMENDMENT TO CREDIT AGREEMENT


                                PRICING SCHEDULE
                          (AMENDMENT AND EXTENSION FEE)


         COMMITMENT AMOUNT                           FEE AMOUNT (BASIS POINTS)
         -----------------                           -------------------------
<$15.0 million                                                30 bps.
Equal to $15.0 million, but < $20.0 million                   40 bps.
Equal to $20.0 million, but < $30.0 million                   47.5 bps.
Equal to $30.0 million                                        60.0 bps.